Item 77K
CHANGES IN REGISTRANT"S CERTIFYING ACCOUNTANT

On May 19, 1999, the Fund"s Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, requested and subsequently accepted the resignation of Arthur Anderson LLP ("AA") as the Fund"s independent auditors. During the six month period ending September 30, 1999 ( the "Period"), (i) AA did not issue any report on the Fund"s financial statements,
(ii) there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such period, and (iii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund, by action of its Board of Directors, engaged Ernst & Young LLP ("E&Y") as the independent auditors for purposes of auditing the Fund"s financial statements for the fiscal year ending March 31, 2000. During the Period, neither the Fund, nor anyone on the Fund"s behalf has consulted E&Y on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund"s financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events ( as described in paragraph
(a)(1)(v) of said Item 304).


Current as of:  8/18/94